SPONSORSHIP AGREEMENT

STANDARD TERMS

THIS SPONSORSHIP AGREEMENT (“Agreement”), consisting of these Standard Terms (“Standard Terms”) and the Term Sheet attached hereto and incorporated by reference herein as Exhibit A (“Exhibit A”) is effective as of December 27, 2006 (the “Effective Date”), by and between ALPHATRADE.COM, a Nevada corporation, whose address is 1111 West Georgia Street, Vancouver, BC Canada V6E 4M3  ("Sponsor"), and PROFESSIONAL BULL RIDERS, INC., whose address is 6 South Tejon Street, Suite 700, Colorado Springs, CO 80903 ("PBR") (collectively the “Parties”).

Unless otherwise defined in these Standard Terms, all capitalized terms used in these Standard Terms shall have the meanings ascribed to such terms in Exhibit A.

PBR is the organizer and promoter of a number of top-level professional bull riding events, including the Built Ford Tough Series (“BFTS”), which includes a number of top level, professional bull riding events (“BFTS Events”), culminating in an annual championship event (“World Finals”).  Each competitive event of the BFTS leading to the World Finals, and the concluding four competitive performances during each World Finals will sometimes be referred to herein as an “Event” or “Events”; and

AlphaTrade.com has a mission, "To organize the world's financial information and make it universally accessible and useful."   Sponsor has determined that its sponsorship support for PBR and the Events will result in favorable and valuable product exposure for Sponsor’s products and services, and PBR has determined that Sponsor’s sponsorship support will be beneficial to PBR, the BFTS Events and PBR members.

RIGHT OF FIRST REFUSAL to continue as the “Official Financial Information Sponsor of the PBR”: Sponsor shall have the RIGHT OF FIRST REFUSAL to purchase additional seasons to continue as the “Official Financial Information Sponsor of the PBR” for additional fees and on terms to be determined by mutual agreement of the Parties.  If another company shall propose to PBR to sponsor this category in contemplation of the expiration of this Agreement, or if PBR shall propose in writing to another potential sponsor for this category to be effective after the expiration of this Agreement, such terms, fees, and costs therefore (“Sponsorship Proposal”) shall be presented promptly to Sponsor after PBR receives such proposal from, or delivers such proposal to, another entity for the product category covered by this Agreement.   Sponsor shall have five (5) business days after receipt of the Sponsorship Proposal from PBR within which to accept it on the terms presented.  If Sponsor does not accept such proposal on such terms within such time, PBR shall be free to contract with any third party with respect to any such rights, or category (the “Refused Category”).  Notwithstanding the Right of First Refusal above, PBR will work with Sponsor in good faith to attempt to renew this Agreement for up to 3 years, subject to agreeing on terms and fees that would be mutually acceptable to both parties.

THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and legal sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

I. Term of Agreement

1.1     Term. Unless otherwise specified in Exhibit A, the term of this Agreement will commence on the Effective Date and end upon conclusion of the 2007 World Finals, unless sooner terminated in accordance with the provisions of this Agreement (the “Term”).  If applicable, each PBR competition season (beginning with the first BFTS Event of that competition season and ending with completion of that competition season’s World Finals) throughout the Term of this Agreement will be referred to as a “Contract Year.”

1.2     First Right of Renewal.  Sponsor may, by written notice given to PBR on or before April 1, 2007 for the 2008 Contract Year, extend the Term for three (3) additional Contract Years, subject to mutual agreement regarding fees to be charged.

II.      Rights and Obligations of the Parties

2.1      Grant of License. PBR grants to Sponsor a non-exclusive, non-transferable, limited license to use, throughout the Term but not thereafter, in the United States and its territories and possessions and subject to PBR’s pre-approval, PBR’s name and certain of its logos, trademarks and service marks, together with related artwork, composite works and derivative works (collectively, the “PBR Trademarks”), for the limited purpose of advertising and marketing Sponsor and Sponsor’s products and services in direct association with PBR, Sponsor’s sponsorship of PBR, the BFTS, and the Events. PBR agrees that, during the Term, Sponsor shall have the right within the United States and its territories and possessions, to refer to itself as an “Official Sponsor of The Professional Bull Riders,” or the “Official other (TBD) Company of the PBR,” using those words or words of comparable meaning.  PBR reserves the right to grant rights and/or licenses of any kind or nature whatsoever relating to the PBR Trademarks to any sponsor, advertiser or other third party.

During the Term, PBR will not enter into any sponsorship agreement with any person or entity, other than Sponsor, whereby such entity or person is granted the right to refer to itself or its products or services as the “Official “Financial Information Sponsor” of The Professional Bull Riders,” or the “Official Financial Information  Company of the PBR,” whether using those words or words of comparable meaning.

In return for the rights and benefits provided to Sponsor hereunder, Sponsor hereby grants to PBR and its affiliate, PBR-TV, Inc., the right and license, throughout the Term hereof, to use, display, publish, reproduce, copy, make derivatives of, distribute and exploit Sponsor's name and certain of its logos, trademarks and service marks, together with related artwork designated in Exhibit “B” (collectively, the “Sponsor Trademarks”) in the advertisement, marketing, or promotion of PBR, the BFTS Events, and the Events, and on PBR branded or produced merchandise, as well as a license to use, exploit, display, publish and distribute the Sponsor Trademarks in signs, banners, logo presentations, public announcements, promotional materials, posters, and other materials and communications produced, displayed or otherwise used at or in connection with PBR and the BFTS Events, and the Events.

Sponsor acknowledges that the Sponsor Trademarks may be captured and/or incorporated (“Captured Sponsor Trademarks”) in audio/visual works and recordings created, captured and/or recorded at or in connection with the Events and associated activities (“Event Recordings”).  Sponsor grants to PBR and its affiliate, PBR-TV, Inc., a world-wide, perpetual license and right to use, exploit, copy, reproduce, display, publish, perform, transmit, televise and distribute any and all Event Recordings that include Captured Sponsor Trademarks in television and radio broadcasts, pictures, photographs, films, video recordings and/or any other audio/visual works. Sponsor further acknowledges and agrees that PBR is the exclusive owner of all right, title and interest in and to all Event Recordings, including all copyright and other intellectual property rights and goodwill therein.  Accordingly, PBR may exercise its exclusive copyright rights to use, publish, display, perform, reproduce, distribute, license, transmit, and create derivative works from, the Event Recordings in any form or through any medium.

2.4     Promotional Products and Materials.       Sponsor may use the PBR Trademarks only on Promotional Products and Promotional Materials, as defined below, and not on any products or materials offered or intended for sale by Sponsor, or on any Sponsor products, product packaging, hang tags, or other collateral materials directly associated with the sale of AlphaTrade.com products or services, without the express prior written approval of PBR.

Before Sponsor uses, displays, publishes, reproduces, distributes or exploits, in any manner or medium, any products using, displaying, bearing, or incorporating the PBR Trademarks, or any portion thereof, for promotional purposes ("Promotional Products") and before Sponsor uses, displays, publishes, reproduces, distributes or exploits the PBR Trademarks, or any portion thereof, in or on any advertising, promotional, publicity or display materials (collectively, "Promotional Materials"), Sponsor will submit such Promotional Products or Promotional Materials to PBR for its approval, which shall not be unreasonably withheld.  For purposes of this Agreement, Promotional Products include only products distributed by Sponsor without charge to persons attending the Events, Sponsor employees, and Sponsor customers and do not include any products offered or intended for sale.

For Promotional Products, Sponsor will submit to PBR for approval, for each item or product to be used, displayed, published, reproduced, distributed or otherwise exploited displaying, bearing or incorporating any PBR Trademarks, either:  (i) finished artwork or final proofs; (ii) pre-production samples or strike-offs; or (iii) a sample of each such item or product.  Sponsor will also advise PBR, in writing, how and to whom such Promotional Products will be used, displayed, published, reproduced distributed or exploited.  For Promotional Materials, Sponsor will submit to PBR for approval, as appropriate to the medium used, either:  (i) pre-production art or rough cuts; (ii) layout, storyboard and script; or (iii) finished materials or samples of advertisements.  Sponsor will also advise PBR, in writing, where such Promotional Materials will appear, i.e., in which publications, on the Internet, etc.  Within ten (10) business days after receiving a submittal and request for approval from Sponsor, PBR will provide Sponsor with written notice approving or disapproving the Promotional Product or Promotional Materials submitted.  If written approval from PBR is not received within ten (10) business days, the submittal will be deemed disapproved.

In addition, if at any time during the Term hereof, Sponsor desires to use, display or distribute any products or materials at or in association with one or more of the Events, whether or not bearing or displaying the PBR Trademarks, Sponsor shall prior to any such use, display or distribution submit representative samples of the products or materials to be used, displayed or distributed to PBR for its approval, including, but not limited to, approval as to the use of all PBR Trademarks, the design and creative elements of the products and/or materials, and the quantity, method and location of use, display or distribution, which approval shall not be unreasonably withheld.

2.5      Acknowledgement.          Sponsor acknowledges and agrees that this Agreement does not limit or restrict PBR’s rights or the rights of any of PBR’s other sponsors, advertisers or business partners to grant licenses to third parties for the use of their own respective trademarks and logos.

Sponsor further acknowledges that use, display, publication, reproduction, copying, distribution, alteration, creation of derivatives, licensing or other exploitation of the names, trademarks, trade names, service marks, logos or other intellectual property, including composite or derivative marks such as the BFTS Series and World Finals logos, of PBR’s other sponsors, advertisers, affiliates, agents, vendors and contractors including, but not limited to,  Ford Motor Company (“Ford”), V.F. Jeanswear (“Wrangler”), and Amp’d Mobile, Inc. (“Amp’d”) are not licensed or granted hereby and require the consent of the owner or holder of such intellectual property. Except to the limited extent as may be provided in Exhibit A during the Term, this Agreement also does not grant nor purport to grant to Sponsor the right to use, display, publish, reproduce, copy, distribute, alter, create derivatives of, license or otherwise exploit, in any way, the name, signature, image, likeness, photograph, persona, or other distinctive personal elements or publicity rights of any PBR member, bull rider, bullfighter, judge, official or Event participant or attendee.  If desired, Sponsor must obtain any such rights from the PBR member, participant or attendee him/herself. Upon request of Sponsor, PBR will devote commercially reasonable and diligent efforts to assist Sponsor in obtaining any such rights.

2.6     PBR’s Obligations.  Please see Exhibit A.

2.7     Additional Promotions and Exposure.  Please see Exhibit A.

2.8     Commercial Material.  All logo presentations and other Sponsor brand exposure to be provided as part of the Agreement will be of a design and content selected by Sponsor, subject to the reasonable approval of PBR, which approval will not be unreasonably withheld, conditioned or delayed.  Sponsor shall furnish, at its sole expense, each of Sponsor’s (i) logo presentations to be displayed as provided in the Agreement; and/or (ii) as applicable, commercial messages to be broadcast (“Commercial Material”) in accordance with the technical and delivery requirements of PBR and, in the case of commercial messages, PBR-TV, Inc. and the applicable broadcast network (“Network”), including, but not limited to, all commercial format, commercial message time, musical composition, commercial approval submission, and integration requirements applicable to the Commercial Material(s).  Sponsor shall be solely responsible for all content of any Sponsor logo presentations and/or commercial messages delivered to PBR or displayed and/or aired pursuant to this Agreement, as well as all applicable intellectual property rights used, and releases needed, in connection with such logo presentations and/or commercial messages including also, but not limited to any necessary musical clearance rights.  All salary, commissions, social security taxes, union fees, employer taxes, fees, licenses, permits, residuals, royalties, and all other obligations and liabilities (whether as to talent employed by Sponsor on Commercial Material furnished by Sponsor hereunder or otherwise) shall be borne and assumed by Sponsor.  Sponsor shall bear all costs and expenses incurred in connection with the design, production, use and delivery of the Commercial Material, including, but not limited to, all graphic materials expenses; recording, video tape, or film expenses; shipping and insurance expenses; customs and clearance charges.  If applicable, Sponsor is responsible for any integration charges or other technical charges charged by the Network for insertion or integration of Sponsor's Commercial Material.  Neither PBR nor PBR-TV, Inc. shall be liable for loss of, damage to, or other impairment of the value of any property or materials furnished or delivered by Sponsor.

Please see Exhibit A for additional details.

III.     Sponsorship/Investment Fees.

3.1     Sponsorship Fees.   Please see Exhibit A.

3.2     Additional Consideration.   Please see Exhibit A.

IV.              Trademarks

4.1     Sponsor Trademarks.        Notwithstanding the limited rights granted to PBR in Section 2.1 of this Agreement, the Sponsor Trademarks will remain the property of Sponsor. Any and all rights and interests in and to the Sponsor Trademarks under trademark or copyright law, as well as all other intellectual property rights and goodwill therein, will inure to the benefit of and be the exclusive property of Sponsor.

4.2     PBR Trademarks.    Notwithstanding the limited rights granted to Sponsor in Sections 2.1 and 2.2 of this Agreement, the PBR Trademarks will remain the property of PBR. Any and all rights and interests in and to the PBR Trademarks under trademark or copyright law, as well as all other intellectual property rights and goodwill therein, will inure to the benefit of and be the exclusive property of PBR. Sponsor’s right to use the PBR Trademarks under this Agreement is non-assignable and nontransferable and will be only for the Term.

V.                 Indemnification

5.1     Sponsor Indemnification.   Sponsor hereby indemnifies, defends and holds harmless PBR, its parents, subsidiaries and affiliates, and their respective officers, directors, agents, employees and contractors, from and against any and all claims, actions, liabilities, damages, costs, expenses or losses of any kind whatsoever (including reasonable attorneys’ fees and disbursements) arising out of or resulting from: (i) any negligent acts or omissions or willful misconduct of Sponsor and/or its agents or employees; (ii) any material breach by Sponsor of any of its obligations, covenants, agreements, warranties or representations under this Agreement; (iii) any material, product or information provided by Sponsor or any advertising, marketing, promotional or informational materials, Commercial Materials, products or information created, produced, published, displayed or distributed by Sponsor hereunder; or (iv) any bodily injury, death or property damage proximately caused by Sponsor and/or its agents or employees.

It is further agreed and understood that neither Sponsor nor any of its officers, directors, employees, contractors or agents will seek, receive or in any way be entitled to any of the benefits or insurances provided by PBR to its employees, (including, but not limited to  medical, workers compensation, unemployment, or other insurance coverage or benefits). Sponsor shall be solely responsible for obtaining, maintaining and complying with any such benefits and/or insurances as may be required or desired. Sponsor hereby waives, releases, indemnifies and holds harmless PBR, its parents, subsidiaries and affiliates, and their respective officers, directors, employees, agents, contractors, representatives and insurers, from and against any claim, suit, action, cost, damage, loss or liability arising out of or relating to any failure on behalf of Sponsor or any of its officers, directors, employees, contractors or agents to comply with the requirements of this paragraph.

5.2     PBR Indemnification.         PBR, hereby indemnifies, defends and holds harmless Sponsor, its parents, subsidiaries and affiliates, and their respective officers, directors, agents, employees and contractors, from and against any and all claims, actions, liabilities, damages, costs, expenses or losses of any kind whatsoever (including reasonable attorneys’ fee and disbursements) relating to or resulting from: (i) any negligent acts or omissions or willful misconduct of PBR and/or its agents or employees; (ii) any material breach by PBR of any of its obligations, covenants, agreements, warranties or representations under this Agreement; (iii) any material, product or information provided by PBR or any advertising, marketing, promotional or informational materials, products or information created, produced, published, displayed or distributed by PBR hereunder; or (iv) any bodily injury, death or property damage proximately caused by PBR and/or its agents or employees.

It is further agreed and understood that neither PBR nor any of its officers, directors, employees, contractors or agents will seek, receive or in any way be entitled to any of the benefits or insurances provided by Sponsor to its employees, (including, but not limited to  medical, workers compensation, unemployment, or other insurance coverage or benefits). PBR shall be solely responsible for obtaining, maintaining and complying with any such benefits and/or insurances as may be required or desired. PBR hereby waives, releases, indemnifies and holds harmless Sponsor, its parents, subsidiaries and affiliates, and their respective officers, directors, employees, agents, contractors, representatives and insurers, from and against any claim, suit, action, cost, damage, loss or liability arising out of or relating to any failure on behalf of PBR or any of its officers, directors, employees, contractors or agents to comply with the requirements of this paragraph.

5.3     Survival.       The obligations to indemnify, defend and hold harmless contained in this Section 5 will remain in full force and effect notwithstanding the termination or cancellation of this Agreement, whether by expiration of time, by operation of law, or otherwise.

VI.     Insurance.

6.1     PBR Insurance.       On an occurrence basis for the complete Events including set up and tear down, and throughout the Term, PBR will provide, at its own expense, the following types and amounts of insurance.  The insurance required shall include a “Separation of Insureds” clause, and the insurer will agree to waive all rights of subrogation against Sponsor, its officers, directors, employees, representatives, agents, volunteers and assigns for claims or losses arising from PBR’s actions, performance or obligations under this Agreement.  PBR’s insurance will contain an endorsement adding Sponsor and its affiliates, subsidiaries, officers, directors, employees and agents as Additional Insureds in all policies except Workers Compensation.

The insurance coverage required shall be as follows:

(i)                Workers Compensation: Statutory limits as required by state law for all of its employees, including Employer’s Liability with limits of not less than $500,000/$500,000/$500,000.

(ii)              Commercial General Liability Insurance: Coverage to be on an occurrence basis with limits of not less than $1,000,000/$1,000,000 Bodily Injury, Personal Injury and Property Damage including: Contractual Liability insuring the obligations assumed by PBR in this Agreement, Products/Completed Operations, Independent Contractors Protective Liability, and Broad Form Property Damage including Completed Operations.

(iii)            Excess Liability Insurance: Coverage with limits of not less than $3,000,000, excess of all of the above insurance.

All such required insurance shall be in a form reasonably acceptable to Sponsor and shall require the insurer to provide at least 30 days prior written notice of any major reduction, change, or cancellation in coverage.  PBR shall provide Sponsor with evidence of coverage upon reasonable request following execution of this Agreement. Failure to provide such certificate within a reasonable time or to maintain the insurance coverage specified herein will be deemed a material breach of this Agreement. In the event of any lapse in insurance coverage required hereby, Sponsor will have the right (but not the obligation, and not as an election of remedies) to obtain replacement insurance and to deduct the cost of the same from any amounts then owing by Sponsor hereunder.

6.2     Sponsor Insurance. On an occurrence basis for the complete Events including set up and tear down, and throughout the Term, Sponsor will provide, at its own expense, the following types and amounts of insurance.  The insurance required shall include a “Separation of Insureds” clause, and the insurer will agree to waive all rights of subrogation against PBR, its officers, directors, employees, representatives, agents, volunteers and assigns for claims or losses arising from Sponsor’s actions, performance or obligations under this Agreement.  Sponsor’s insurance will contain an endorsement adding PBR and its affiliates, subsidiaries, officers, directors, employees and agents as Additional Insureds in all policies except Workers Compensation.

The insurance coverage required shall be as follows:

(i)                Workers Compensation: Statutory limits as required by state law for all of its employees, including Employer’s Liability with limits of not less than $500,000/$500,000/$500,000.

(ii)              Commercial General Liability Insurance: Coverage to be on an occurrence basis with limits of not less than $1,000,000/$1,000,000 Bodily Injury, Personal Injury and Property Damage including: Contractual Liability insuring the obligations assumed by Sponsor in this Agreement, Products/Completed Operations, Independent Contractors Protective Liability, and Broad Form Property Damage including Completed Operations.

(iii)            Excess Liability Insurance: Coverage with limits of not less than $3,000,000, excess of all of the above insurance.

All such required insurance shall be in a form reasonably acceptable to PBR and shall require the insurer to provide at least 30 days prior written notice of any major reduction, change, or cancellation in coverage.  Sponsor shall provide PBR with evidence of coverage upon reasonable request following execution of this Agreement. Failure to provide such certificate within a reasonable time or to maintain the insurance coverage specified herein will be deemed a material breach of this Agreement. In the event of any lapse in insurance coverage required hereby, PBR will have the right (but not the obligation, and not as an election of remedies) to obtain replacement insurance and to deduct the cost of the same from any amounts then owing by PBR hereunder.

VII.    Representations and Warranties.

7.1     PBR Warranties.      PBR represents, warrants and covenants to Sponsor as follows:

(a)     It has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms.

(b)      This Agreement, when executed and delivered by PBR, will be its legal, valid and binding obligation enforceable against PBR in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

(c)      The execution and delivery of this Agreement has been duly authorized by PBR, and such execution and delivery, and the performance by PBR of its obligations hereunder, do not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is bound, and no approval or other action by any governmental authority or agency is required in connection herewith.

(d)     This Agreement is entered into solely for the purchase of sponsorship and advertising rights as described herein and for no other purpose.

(e)     Each of the foregoing representations, warranties, and covenants shall be true at all times during the Term. PBR acknowledges that each of such representations, warranties and covenants are deemed to be material and have been relied upon by Sponsor, notwithstanding any investigation made by Sponsor.

7.2     Sponsor Warranties.          Sponsor represents, warrants and covenants to PBR as follows:

(a)     It has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms.

(b)     This Agreement, when executed and delivered by Sponsor, will be its legal, valid and binding obligation enforceable against Sponsor in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

(c)      The execution and delivery of this Agreement has been duly authorized by Sponsor, and such execution and delivery and the performance by Sponsor of its obligations hereunder, do not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is bound, and no approval or other action by any governmental authority or agency is required in connection herewith.

(d)     This Agreement is entered into solely for the purchase of sponsorship and advertising rights as described herein and for no other purposes.

(e)     Each of the foregoing representations, warranties, and covenants shall be true at all times during the Term. Sponsor acknowledges that each of such representations, warranties and covenants are deemed to be material and have been relied upon by PBR, notwithstanding any investigation made by PBR.

VIII.     Default and Remedies

8.1     Default. A Party will be in default under this Agreement if it fails to perform any material obligation in a timely manner. If either Party is in default under this Agreement, the non-defaulting Party will deliver written notice specifying the default to the defaulting Party. The defaulting Party will have 30 days after receipt of such notice to cure the default. If a defaulting Party fails to cure a default within 30 days after receipt of a notice of default, the non-defaulting Party will have all rights and remedies available at law or in equity, including the right to terminate this Agreement. Termination of this Agreement will be accomplished by delivery of written notice of termination to the defaulting Party in accordance with Section 9.4.

8.3     Insolvency. If at any time during the Term of this Agreement, either Party is unable to pay its debts when due, or becomes insolvent, or there is filed by or against it in any court a petition for bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee for all or a portion of its property; or if either Party makes an assignment for the benefit of creditors, this Agreement may be canceled and terminated at the option of the non-acting Party upon written notice to the acting Party. Such cancellation will be effective immediately if the act giving rise to the cancellation is voluntary. Otherwise such cancellation will be effective upon adjudication of bankruptcy or insolvency or upon a court of competent jurisdiction taking and retaining jurisdiction over the acting Party and/or its assets for a period of 50 days or more.

8.4     Costs. In any action to enforce this Agreement, or to collect damages on account of any default under this Agreement, the prevailing Party shall also be entitled to collect all of its costs in such action, including costs of investigation, settlement, reasonable attorneys’ fees and all additional costs of collecting any judgment rendered in such action.

IX.      Miscellaneous

9.1     No Assignment.  Neither Party will assign this Agreement to any person, corporation or other entity without the prior written consent of the other Party.  This Agreement and all of the terms and provisions hereof are binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.2      Force Majeure.  If total or partial performance of this Agreement is delayed or rendered impossible for any Party by virtue of any reason whatsoever beyond its reasonable control (including, without limitation, war, invasion, act of foreign enemy, hostilities (whether war be declared or not), civil war or strife, rebellion, strikes, lockouts or other industrial disputes or actions, fire, flood, epidemic, earthquake, explosion, decision of any court or other judicial body of competent jurisdiction, unavailability of materials, transportation, power or other commodity, satellite failure or non-availability, failure or non-availability of uplink and downlink satellite signals or terrestrial facilities, acts of God, acts of governments or other prevailing authorities, or defaults of third parties), then such non-performance will, to the extent and for the time prevented, be deemed not to constitute a breach of this Agreement.

9.3      Relationship of Parties. The Parties will be and act as independent contractors, and under no circumstances will this Agreement be construed as one of agency, partnership, joint venture, franchise or employment between the Parties. The Parties will each be solely responsible for the conduct of their respective employees, contractors and agents in connection with the performance of their obligations under this Agreement. Neither PBR nor Sponsor shall represent to any third party that it is the employee or agent of the other nor shall the Parties be empowered or authorized to bind each other or to hold themselves out to third parties contrary to the terms of this provision.

It is further agreed and understood that neither Party nor any of their respective officers, directors, employees, contractors, representatives or agents will seek, receive, obtain or in any way be entitled to any benefits or insurances provided by the other Party to its employees, (including, but not limited to, medical, workers compensation, unemployment, or other insurance coverage or benefits). Each Party shall be solely responsible for obtaining, maintaining and complying with any such benefits and/or insurances as may be legally required or desired. Each Party hereby waives, releases, indemnifies and holds harmless the other, its parents, subsidiaries and affiliates, and their respective officers, directors, employees, agents, contractors, representatives and insurers, from and against any claim, suit, action, cost, damage, loss, penalty or liability arising out of or relating to any failure on behalf of the other Party, or any of its officers, directors, employees, contractors or agents, to comply with the requirements of this Section 9.3.

9.4      Notices. All notices or other deliveries required or permitted under this Agreement will be in writing and may be sent by United States mail, commercial courier service (which requires a signed receipt showing delivery) fax or personal delivery, and will be effective upon receipt by the Party for whom intended. Notices (and payments to PBR) will be delivered as follows:

If to Sponsor, to:

Penny Perfect, CEO

ALPHATRADE.COM,

1111 West Georgia Street

Suite 1820

Vancouver, BC Canada V6E 4M3

Tel. (604)-681-7503

Fax (604)- 681-7710

If to PBR, to:

Randy W. Bernard, CEO

PROFESSIONAL BULL RIDERS, INC.

6 South Tejon Street, Suite 700

Colorado Springs, CO 80903

Tel. (719) 471-3008

Fax (719) 955-3724

Either Party may, by notice properly delivered as provided above, change the address to which future notices and deliveries to that Party will be made.

9.5      Counterparts. This Agreement may be executed in any number or counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.6      Effect of Agreement.  All negotiations relative to the matters contemplated by this Agreement are merged herein and there are no other understandings or agreements relating to the matters set forth in this Agreement, except those expressly stated on this Agreement. This instrument sets forth the entire agreement between the Parties. No provision of this Agreement will be altered, amended, revoked or waived except by an instrument in writing signed by the Parties.

9.7      Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under applicable present or future laws, then it is the intention of the Parties that the remainder of this Agreement shall not be affected, and that in lieu of any such clause or provision, there be added as a part hereof a substitute clause or provision as similar in terms and effect to such illegal, invalid or unenforceable clause or provision as may be possible.

9.8      Time. Time is of the essence of this Agreement.

9.9     Damages Limitation.  In no event shall PBR or Sponsor be liable for any indirect, special, punitive or consequential damages (including, but not limited to, loss of anticipated profits, interruption of business, or procurement of substitute goods or services) in connection with or arising out of this Agreement, whether arising out of contract, tort, or any other theory of liability.

9.10   Choice of Law.        This Agreement will be governed by and will be construed and enforced in accordance with the laws of the State of New York applicable to agreements entered into and performed within such State, without reference to the conflicts-of-law of such State.

9.11   Venue.         The Parties agree that all suits, actions, claims and causes of action relating to the construction, validity, performance and enforcement of this Agreement shall be commenced in the State of New York

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

                                                          SPONSOR:

                                                          ALPHATRADE.COM,

                                                          By:

                                                                   Penny Perfect

                                                                   Chief Executive Officer

                                                          PBR:

                                                          PROFESSIONAL BULL RIDERS, INC.

                                                          By:

                                                                   Randy Bernard

                                                                   Chief Executive Officer

THROUGHOUT THIS AGREEMENT, WHERE INFORMATION HAS BEEN REPLACED BY AN ASTERISK (*), THAT INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SPONSORSHIP AGREEMENT

EXHIBIT A

Exhibit A to Standard Terms of the SPONSORSHIP AGREEMENT between PROFESSIONAL BULL RIDERS, INC. and ALPHATRADE.COM.

covering SPONSORSHIP ELEMENTS

for 2007.

This agreement details the specific sponsorship elements to be delivered under the Sponsorship Agreement. These elements are subject to the Standard Terms of Sponsorship which are incorporated and deemed included herein. If there are any inconsistencies with respect to the Standard Terms and these elements, these elements will govern.

2007 SPONSORSHIP ELEMENTS

In consideration of AlphaTrade.com’s sponsorship support of the PBR, throughout the Term and for each Contract Year, PBR will deliver the following sponsorship elements:

1.    TERM

Beginning on full execution of the Agreement (“Effective Date”) and terminating after the last performance of the 2007 PBR World Finals Events, unless extended to include up to three (3) additional Contract Years (at a mutually agreeable sponsorship fee for each additional year) and/or unless sooner terminated in accordance with the provisions of the Agreement (the “Term”) (excluding any renewals or extensions thereof).

2.   OFFICIAL PBR SPONSORSHIP ELEMENTS

Official Status:  The “Official Financial Information Sponsor” of the Professional Bull Riders” or the “Official Financial information Company of the PBR (PBR shall be free to designate another company as the exclusive Stock Brokerage company of the PBR and such designation will not be considered to conflict with Financial Services Company).”

a)       Trademark Usage:  PBR trademark use in all corporate advertising, marketing and promotional initiatives pursuant to the guidelines outlined in the Standard Terms of this Agreement.

b)       Official PBR Website General Elements: Logo placement in the sponsor section of PBR’s official website, including a hot link to the AlphaTrade.com website.

c)       Logo Inclusion in Media Guide and Collateral Material:  Sponsor’s corporate logo will be included in all PBR produced media guides and other marketing and corporate collateral materials produced by PBR after the effective date, regarding the Events for each Contract Year of this Agreement.

d)       Exclusive rights to text messaging promotions in the category with the PBR for the duration of this agreement including the option year: Sponsor will design and create ongoing SMS text messaging promotions for each event and for participation from TV viewers.

A meeting will need to take place with Amp’d and Alphatrade.com in the very near future to decide if AlphaTrade.com and Amp’d can co-exist as it relates to official status and text messaging as described in section 1(d).

PBR and AlphaTrade.com will agree to agree that the text messaging sponsorship elements and contractual language will be spelled out in a separate addendum to this contact at both parties earliest convenience.

3.   IN-ARENA ELEMENTS

a)       ARENA SIGNAGE

                                      I.      TV Walk-Off Signage:  The AlphaTrade.com logo will be included in multiple locations on pre-produced signage located in prominent out-gate areas where television coverage occurs following select rides.  Sponsor’s logos in multiple locations will be placed in a step & repeat manner with other Sponsor logos and PBR brand placements.

                                     II.      Arena Fence: Display two (2) AlphaTrade.com branded arena banners, each measuring a minimum of three feet (3') by eight feet (8') and positioned on the inside of the arena fence, one on either side of the arena, at each competition performance at each BFTS Event and World Finals during the Term.

                                    III.      Chute Signage:  Sponsor will receive one (1) inside chute sticker measuring approximately 3” x 10” on the inside gate of each chute used in competition at each competition performance at each BFTS Event and World Finals during the term.

                                  IV.      Center Camera Well Signage (Shark Cage):  Sponsor will receive Two (2) signage positions on the Center Camera Well (Shark Cage) when utilized at BFTS performances.  Signage design and positions will be mutually agreed by the parties, with one signage placements on one (1) side of the centerline of the camera well facing the chutes and one (1) signage placement on either side of the centerline on the back side of the camera well.

Sponsor shall provide PBR with all approved logos and brand communication guidelines to be included in the signage for banners and all signage shall be produced by PBR and the reasonable costs of such shall be reimbursed by AlphaTrade.com.

4.   LIVE EVENT EXPOSURE

Sponsor shall receive the following live event exposure elements at each competition performance of the Events during the Term.

                                       I.      One (1) Jumbotron logo placements and verbal taglines as a section sponsor.

                                     II.      One (1) logo placement on the Daysheet as a section sponsor.

                                    III.      Two (2) Jumbotron logo placements with verbal tagline airing in PBR’s pre & post show sponsor recognition.

                                  IV.      Two (2) 30-second (00:00:30) commercial spots on the in-arena video replay board (where available) during the PBR’s pre and post show video loops. The commercial spots will be provided by Sponsor at Sponsors sole cost and expense.

5.      CONCOURSE DISPLAY.

PBR shall provide one (1) promotional booth space at each BFTS Event (other than BFTS Events at event venues where booths are not available or are available only at a charge to PBR), located in the arena concourse or exhibition area and measuring no less than ten feet by ten feet (10' x 10"), for Sponsor’s distribution of free Promotional Products and Promotional Materials pre-approved by PBR. Sponsor may not sell or take purchase orders for any merchandise of any kind from the promotional booth space without first obtaining written approval from PBR. Sponsor will be responsible for all costs and expenses associated with design, construction, setup/take down and staffing of the booth at each BFTS Event.  PBR will provide transportation for one booth, provided such booth is contained in a PBR approved road case.

6.         IN ARENA PROMOTION - TEXT MESSAGING

At a minimum of twenty-six (26) BFTS Events each Contract Year, (provided however, if the 2007 PBR Season has more than 26 events, PBR will include this promotion at each BFTS Event up to 28 Events, and if there are more than 28 BFTS Events, PBR intends and will attempt to include the promotion in all BFTS Events), PBR will, during intermission of one competition performance, provide an intermission promotion around Sponsor’s corporate objectives. The precise nature and content of the promotion shall be mutually developed and agreed between PBR and Sponsor.

PBR and AlphaTrade.com will agree to agree that the text messaging sponsorship elements and contractual language will be spelled out in a separate addendum to this contact at both parties earliest convenience.

7.         BFTS EVENT ENTITLEMENT (Option for 2007 - $*)

Sponsor will be the title sponsor of One (1) BFTS Event at a mutually agreed upon BFTS Event in each Contract Year during the Term. Such event shall be mutually agreed upon by the parties subject to PBR’s available event entitlements.  Sponsor shall have the right to advertise and promote its AlphaTrade.com brand as the title sponsor of the selected Event. All public identification of and reference to the selected Event by AlphaTrade.com and PBR, as well as their respective employees, agents and representatives, will be made in the following manner: "The AlphaTrade.com Invitational" or otherwise as may be mutually agreed upon by the Parties. The Parties agree to create a mutually acceptable event logo incorporating both the AlphaTrade.com name and trademarks (or distinctive elements thereof) and the PBR name and trademarks (or distinctive elements thereof).

At or in connection with the selected title sponsorship Event, each Contract Year PBR will:

    Publicly reference the title of the Event as "The AlphaTrade.com Invitational" (or as titled by agreement of the Parties) and, where applicable, include the event logo, in all Event promotional materials and communications and in all arena public address announcements;
    Include the selected Event title (the "The AlphaTrade.com Invitational") and, where applicable, the Event logo, in all Event-related media (TV, print, radio, posters, flyers, press releases, etc) placed by or for PBR in national, local and surrounding Event markets;
    Include the selected Event title (the "The AlphaTrade.com Invitational") and the Event logo in promotion of the selected Event on the official PBR website (www.pbrnow.com);
    In addition to the sponsorship signage benefits to be provided pursuant to Section 2 above, PBR shall provide:

                                                               i.      One (1) Event logo sign, positioned in the center of the overhead truss above the bucking chutes;

                                                             ii.      Two (2) AlphaTrade.com-branded banners, each positioned on the overhead truss above the bucking chutes, one on either side of the Event logo sign; and One (1) Event logo sign, positioned on the bridge over the center outgate, if available.

                                                            iii.      Twelve (12) additional VIP tickets, each with hospitality privileges, to each competition performance at the selected title sponsorship Event;

                                                            iv.      Up to two hundred (200) ticket vouchers to AlphaTrade.com to be redeemed for one mutually agreed upon performance at the selected title sponsorship Event. Vouchers will not be provided or redeemed at one-day Events. Vouchers may be redeemed for the lowest priced ticket. PBR will guarantee fulfillment of all AlphaTrade.com vouchers redeemed before a redemption deadline of four hours prior to show time. PBR will deliver to AlphaTrade.com, or to a place designated by Sponsor, the vouchers for the selected title sponsorship Event at least four (4) weeks prior to such Event. All expenses incurred in implementing the voucher program, including but not limited to designing and printing the vouchers and transportation, delivery and distribution of the vouchers, shall be the sole responsibility of AlphaTrade.com.

8.         WORLD FINALS & FAN ZONE ELEMENTS

a)       Fan Zones:

Sponsor shall have the right at no additional Sponsorship Fee to participate in PBR’s official “Fan Zone” promotions held at selected BFTS Events.    The precise nature, extent and other details of Sponsor’s participation will be mutually agreed between Sponsor and PBR from time to time.  Display space at the PBR Fan Zones shall be provided to Sponsor free of charge, however, Sponsor shall be responsible for all utilities, telephone, waste disposal, staffing and other costs associated with the set-up, operation, tear-down and transportation of any promotion conducted by Sponsor;

b)       World Finals Fan Zone:

Sponsor shall have the right at no additional Sponsorship Fee to participate in PBR’s official “Fan Zone” in connection with the World Finals Fan Zone. Sponsor will receive one (1) display space (size and configuration) will be mutually agreed upon by the parties, subject to venues space restrictions and other logistical considerations.  The precise nature, extent and other details of Sponsor’s participation will be mutually agreed between Sponsor and PBR.  Display space at the World Finals Fan Zone shall be provided to Sponsor free of charge, however, Sponsor shall be responsible for all utilities, telephone, waste disposal, staffing and other costs associated with the set-up, operation, tear-down and transportation of any promotion conducted by Sponsor;

c)       Thomas & Mack Fan Zone:

Sponsor shall have the right at no additional Sponsorship Fee to one (1) display space at Thomas & Mack during the second weekend of World Finals.  The precise nature, extent and other details of Sponsor’s participation will be mutually agreed between Sponsor and PBR. Display space at the Thomas & Mack Fan Zones shall be provided to Sponsor free of charge, however, Sponsor shall be responsible for all utilities, telephone, waste disposal, staffing and other costs associated with the set-up, operation, tear-down and transportation of any promotion conducted by Sponsor.

9.    NETWORK TELEVISION ADVERTISING

a)       Network Television Commercial Units:

Sponsor shall receive from PBR, through PBR’s affiliate, PBR-TV, Inc., certain network television advertising time during the Term for broadcast on standard television.  In particular, Sponsor shall receive two (2) thirty second (00:00:30) standard network television advertising commercial “spots” in the premier national broadcast of each of eight (8) Events on PBR’s then current standard broadcast partner network or networks, for a total of sixteen (16) commercial advertising spots each Contract Year.

If in any Contract Year, PBR’s then current standard broadcast partners broadcast a minimum of seven (7) Events but fewer than nine (9) Events, PBR and sponsor shall mutually agree on the scheduling of the commercial advertising spots across the number of Events actually broadcast by PBR’s then current standard broadcast partners.

If, in any one Contract Year, PBR’s then current standard broadcast partner televises more than nine (9) premier national broadcasts of PBR Events, Sponsor shall have the option, if inventory is available to purchase additional standard network television advertising commercial spots to be broadcast in each such additional show, exercisable by providing written notice to PBR.  If inventory is available, Sponsor may purchase such additional commercial spots at a per spot cost of thirty thousand dollars ($30,000) for each additional thirty second (00:00:30) standard network television advertising spot actually telecast on FOX and twenty five thousand dollars ($25,000)  for each additional thirty second (00:00:30) standard network television advertising spot actually telecast on NBC.  In the event Sponsor, in keeping with the foregoing, promptly opts to purchase additional standard network advertising spots, PBR shall, promptly following its receipt of the applicable standard network telecast certificate for each show in which the additional advertising spots are telecast, deliver to Sponsor a written invoice (including copies of the standard network telecast certificate) reflecting the additional advertising spot consideration due, Sponsor agrees to pay such additional advertising spot consideration within fifteen (15) days from its receipt of such written invoice.

10.    PRINT ADVERTISING

a)       PRINT ADVERTISING (Alphatrade.com may purchase additional ad space from Grandview Media at their published rates for 2007).

vi.      Sponsor shall receive one (1) full-page, full color advertisement in one (1) edition of PBR’s official 8-Seconds Event Program OR Sponsor shall receive one (1) full-page, full color advertisement in one (1) edition of Pro Bull Rider magazine’s for each Contract Year.

vii.    Sponsor shall receive one (1) full-page, full color advertisement in the World Finals programs for each Contract Year.

viii.  Sponsor will receive a minimum of one (1) sponsor spotlight in Pro Bull Rider magazine.

ix.      Sponsor shall be included in a minimum of one (1) editorial feature in PBR’s Pro Bull Rider Magazine, PBR’s Official 8 Seconds program OR PBR’s World Finals Program.

The foregoing advertisement copy to be provided shall be supplied by Sponsor, at its sole cost and expense, and shall, prior to printing, be submitted to and approved by PBR.  Any additional program or other advertisements that Sponsor may desire to have included in PBR publications shall be purchased by Sponsor separately, at Sponsor’s sole expense.

11.   WEBSITE EXPOSURE

a)       Sponsor will receive prominent logo placement on the home page of PBR’s official web site, www.pbrnow.com  during the term.  The foregoing logo placement will be approximately one hundred (100) pixels high by one hundred sixty (160) pixels wide, and such logo may be displayed on an alternating or rotating basis with other sponsors;

b)       PBR and Sponsor will work together, in good faith, to develop and implement a promotion that incorporates direct consumer contact and development of a consumer database that provides research information.  The precise nature, content and other details of the foregoing promotion and database will be mutually agreed between Sponsor and PBR;

c)       If applicable, Sponsor will receive announcements supporting the Web Promotion during the national broadcast(s) of BFTS Event(s) on the NBC and FOX Networks during each Contract Year.

Sponsor agrees that it will be solely responsible for any costs and expenses associated with the Web Promotion and that any such costs and/or expenses will be considered separate from, and in addition to, the “Sponsorship Fees” described in Section 12 below.  The precise nature, content and other details of the Web Promotion including, but not limited to, the possible elements described above will be mutually agreed between Sponsor and PBR from time to time.

11.               TICKETS & HOSPITALITY PASSES

a)       TICKETS & HOSPITALITY PASSES

a.       Tickets & Pre-Party Passes:  Sponsor will receive twenty-four (24) VIP tickets and twenty-four (24) VIP Pre-party passes for six (6) select performances and twelve (12) VIP tickets and twelve (12) VIP Pre-party passes for all remaining performances and  the PBR World Finals;

b.       Pre- & Post-Event Parties:  Sponsor shall be allowed to participate in PBR’s official pre and post Event parties before and after each of the Events in a manner to be mutually determined and agreed.

c.       Purchase of Additional Tickets & Pre-Party Passes:  Sponsor shall be allowed the opportunity to purchase additional Event tickets, World Finals tickets and VIP pre-party passes at PBR’s then-current discounted sponsor rate (current discount is 20%);

13.     SPONSOR’S CO-MARKETING INITIATIVES

            a)   Sponsor will create and host a series of applications designed specifically for the PBR – ie. An application to monitor the rankings of the animal athletes and the professional bull riders, other applications as requested and agreed to by both parties.

            b)    Sponsor will be solely responsible for the cost of creating the product and will host it on their websites for the duration of this agreement.

            c)    Sponsor will pay PBR twenty-five percent (25%) of the Sponsor’s net proceeds for  all text messaging promotions done in conjunction with the PBR and the Sponsor for the term of this agreement.

PBR and AlphaTrade.com will agree to agree that the text messaging sponsorship elements and contractual language will be spelled out in a separate addendum to this contact at both parties earliest convenience.

14.  SPONSORSHIP FEES & TEXT MESSAGING ADVANCE INVESTMENT SUMMARY

In return for the sponsorship rights and considerations to be provided to Sponsor pursuant to this Agreement, Sponsor shall pay PBR the following amounts (“Sponsorship Fees”):

Total 2007 Sponsorship Fees totaling $ * (US Dollars), payable as follows:

•                     $  * on Execution of this Agreement;

•                     $  * on January 15th, 2007

•                     $  * on January 31st, 2007

•                     $  * on or before April 30th, 2007;

•                     $  * on or before July 31st, 2007;

•                     $  * on or before October 31st, 2007;

The foregoing Sponsorship Fees shall be paid to PBR in U.S. Dollars at the location set forth in Section 9.4 of the Standard Terms and Conditions.

Text messaging net revenue due to PBR will be paid semi-annually June 30 and December 31 of each year.  The net revenue disbursement will be calculated on the basis of revenue actually received by the Sponsor for that period.

The foregoing Sponsorship Fees are based on a minimum of twenty six (26) BFTS Events (one (1) or more performances each) plus World Finals (a minimum of 26 performances) during each Contract Year of BFTS Events and World Finals.

15.  NOTICES – CONTACT INFORMATION

If to Sponsor, to:

Penny Perfect

CEO, AlphaTrade.com

1111 West Georgia Street

Suite #1820

Vancouver, BC Canada V6E 4M3

Tel:  604/681-7503

Fax 604/681-7710

With a copy to:

Darrin M. Ocasio

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas, 21st Floor

New York, NY 10018

If to PBR, to:

Randy W. Bernard

CEO, Professional Bull Riders, Inc.

6 South Tejon Street, Suite 700

Colorado Springs, CO 80903

Tel. (719) 471-3008

Fax (719) 955-3724

IN WITNESS WHEREOF, the Parties have executed these Sponsorship Elements to be effective as of the Effective Date

ALPHATRADE.COM                                                      PROFESSIONAL BULL RIDERS, INC.

Per:_______________________________                        Per:____________________________

Penny Perfect, CEO                                                       Randy Bernard, CEO

Date:______________________________                        Date:____________________________

I have the authority to bind Sponsor                                 I have the authority to bind PBR